Exhibit 4.56

Termination Agreement

This Agreement is executed on 28 September 2005 by and between:

Party A: Puccini Network Technology (Beijing) Ltd. (hereinafter referred to as “Party A”)

Registered Address: Room 615, Suite C, No.18 of Xi Huan Road (S), Beijing Economic-Technological Development Area, Beijing

Party B: Wang Leilei (hereinafter referred to as “Party B”)

Address: No.1001, Building 1, Xiaoyangyibin Bystreet, Dongcheng District, Beijing

Whereas:

1.	Party A and Party B executed on a Share Pledge Agreement (hereinafter referred to as the Share Pledge Agreement) of shares of Beijing Lei Ting Wu Ji Network Technology Company Limited hold by Party B on 19 November 2003.

2.	Party A and Party B wish to terminate the said Share Pledge Agreement.

Now therefore, the Parties agree as follows:

1.	Party A and Party B agree to terminate the Share Pledge Agreement, which shall automatically become invalid upon the effective date of this Agreement.

2.	On the date when the Share Pledge Agreement becomes invalid, the rights and obligations of Party A and Party B under the Share Pledge Agreement shall be terminated accordingly.

3.	This Agreement shall take effect upon its execution.

4.	This Agreement shall be governed by the PRC laws.

5.	This Agreement is made in two copies, each held by either Party.

[Execution Page]

Puccini Network Technology (Beijing) Ltd

Name:	Wang Leilei
Title:	Legal Representative

/s/ Wang Leilei

Wang Leilei

Signature:

/s/ Wang Leilei